UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 16, 2015

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road NE, Suite 210 Atlanta, Georgia 30328
(Address of principal executive offices) Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

As previously disclosed, effective January 16, 2015, William C. Erbey stepped down as the Executive Chairman and as a member of the Board of Directors (the “Board”) of Ocwen Financial Corporation (the “Company”). Mr. Erbey’s decision to resign as a director was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Also on January 16, 2015, Mr. Erbey resigned as a director, officer and employee of Ocwen Mortgage Servicing, Inc. (“OMS”), a subsidiary of the Company, and from any other position he held with the Company and its affiliates.

Item 5.02(e)

On January 16, 2015, the Compensation Committee of the Board approved, and the Board ratified, a Retirement Agreement by and between the Company, OMS and Mr. Erbey (the “Retirement Agreement”). The Compensation Committee of the Board retained Frederic W Cook & Co., Inc. as its independent compensation consultant to provide advice in connection with the Retirement Agreement. The following summary of the Retirement Agreement is qualified in its entirety by reference to the text of the Retirement Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Retirement Agreement provides for Mr. Erbey’s separation from the Company and its affiliates as described above. The Retirement Agreement includes the following provisions in favor of the Company:

•	Mr. Erbey releases the Company and its affiliates with respect to any employment-related claims.

•	Mr. Erbey agrees that he will not disclose any confidential information of the Company or its affiliates.

•	Mr. Erbey agrees that, for a period of 24 months after the Retirement Date, he will not engage in certain activities that are competitive with the Company and its affiliates.

•	Mr. Erbey agrees that, for a period of 24 months after the Retirement Date, he will not solicit any employee or independent contractor of the Company or any of its affiliates.

•	Mr. Erbey agrees that, for a period of 24 months after the Retirement Date, he will not use trade secrets of the Company or any of its affiliates to solicit any customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates.

•	Mr. Erbey agrees that, following the Retirement Date, he will cooperate with the Company and its affiliates in connection with certain litigation and audit matters relating to his employment with, or service as a member of the Board of, the Company or any of its affiliates.

Provisions in favor of Mr. Erbey under the Retirement Agreement include the following:

•	OMS will consider Mr. Erbey for an annual bonus for fiscal 2014, determined by OMS in a manner consistent with its determination of bonuses for 2014 for its other senior executives.

•	OMS will pay Mr. Erbey a $725,000 cash severance payment (the “Lump Sum Severance Payment”).

•	OMS will pay Mr. Erbey $475,000 in lieu of certain relocation benefits (the “Lump Sum Relocation Payment”).

•	Mr. Erbey and his spouse will be entitled to continued medical coverage.

•	Mr. Erbey’s outstanding Company stock options would otherwise become fully vested in connection with Mr. Erbey’s separation and retirement in accordance with the existing terms of the awards. The Retirement Agreement provides that Mr. Erbey’s outstanding Company stock options granted in 2008 and 2012 will continue to be exercisable for the balance of the original 10-year term of the awards.

•	Mr. Erbey is entitled to a 2015 dividend of $725,000 on his shares of OMS Class A Preferred Stock. Promptly after payment of that dividend, OMS will redeem all of Mr. Erbey’s Class A Preferred Stock for $100.

•	Mr. Erbey has certain rights to require the Company to file a registration statement on Form S-3 to register the resale of his shares of Company common stock (the “Registration Rights”).

The Retirement Agreement also provides that, in the event it is determined in a final and unappealable order or judgment by a court of competent jurisdiction that Mr. Erbey engaged in a felony (other than a traffic violation) or breached his duty of loyalty to the Company or any of its affiliates (other than unintentionally) while he was employed by, or was an officer or director of, the Company or any of its affiliates, Mr. Erbey agrees to repay to OMS, upon demand by the Board, the Lump Sum Severance Payment, the Lump Sum Relocation Payment and any 2015 Dividend. In addition, in the event of any such determination, the Company may terminate any then-outstanding Company stock options and any continued medical coverage, and will have no further obligations with respect to the Registration Rights.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Retirement Agreement, dated as of January 16, 2015, by and among Ocwen Financial Corporation, Ocwen Mortgage Servicing, Inc. and William C. Erbey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

Date: January 20, 2015	By:	/s/ Michael R. Bourque, Jr.
Michael R. Bourque, Jr.
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)